DORKS, LLC
MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY & AMONG

HANDHELD ENTERTAINMENT, INC.,
A DELAWARE CORPORATION

ZEUS PROMOTIONS, LLC,
 A DELAWARE LIMITED LIABILITY COMPANY

AND

JOHN KOWAL,
AN INDIVIDUAL

Dated as of November 13, 2006

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (‘‘Agreement’’) is entered into as of November 13, 2006 by and among HANDHELD ENTERTAINMENT, INC., a Delaware corporation (‘‘Handheld’’), Zeus Promotions, LLC, a Delaware limited liability company (‘‘Zeus’’), and JOHN KOWAL, an individual (the ‘‘Member’’).

RECITALS

WHEREAS, Zeus owns one hundred percent (100%) of the outstanding equity interest (‘‘Interest’’) in Dorks, LLC, a Washington limited liability company (‘‘Dorks’’ or ‘‘Business’’); and

WHEREAS, Handheld desires to purchase the Interest from Zeus, and Zeus desires to sell the Interest to Handheld, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.    [Reserved]

ARTICLE II.
SALE AND PURCHASE

Section 2.1.    Agreement to Sell and to Purchase.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Handheld shall purchase from Zeus, and Zeus shall sell, transfer, assign, convey and deliver to Handheld, the Interest. At the Closing, Zeus shall deliver to Handheld or its designee a certificate or certificates representing the Interest and in each case duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank.

Handheld represents and warrants that it is acquiring the Interest solely for its own account, for investment and not with a view to resale or distribution. Handheld understands that the Interest has not been registered pursuant to the Securities Act of 1933 or any state securities laws, and that the Interest may not be sold, pledged, or otherwise transferred without registration under such laws or evidence satisfactory to Zeus that such transaction is exempt from registration under such laws.

Section 2.2.    Purchase Price.

(a)    The purchase price (the ‘‘Purchase Price’’) for the Interest shall consist of the following:

(i) $500,000 United States Dollars (‘‘USD’’) (the ‘‘Cash Consideration’’), via wire transfer in immediately available funds as directed by Zeus, less the Escrow Amount which will be deposited into Escrow pursuant to the terms of the Escrow Agreement, attached as Exhibit A, (the ‘‘Escrow Agreement’’);

(ii) A five (5)-year, secured convertible promissory note in the amount of $1,000,000, in the form attached as Exhibit B hereto, given by Handheld (the ‘‘Promissory Note’’), and secured by the Security Agreement (the ‘‘Security Agreement’’) attached as Exhibit C. The Promissory Note shall be convertible on the terms provided in the Promissory Note.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE MEMBER AND ZEUS

The Member and Zeus jointly and severally represent and warrant to Handheld as set forth in this Article III:

Section 3.1.    Organization of Dorks.

Dorks is a limited liability company duly organized as of November 7, 2006 and validly existing in good standing under the laws of Washington.

Section 3.2.    Capitalization of Dorks.

As of the date hereof, the authorized membership of Dorks consists of one hundred (100) units, no par value, of which one hundred (100) units are issued and outstanding and owned by Zeus. There are or will be at Closing no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire membership interest(s) of Dorks.

Section 3.3.    Assets and Liabilities of Dorks.

As of the date hereof, the only assets and liabilities of Dorks are those listed on Schedule 3.3 hereof.

Section 3.4.    Employees/Contractors of Dorks

Except as set forth in Schedule 3.4 hereto, Dorks has not conducted, and prior to the Closing will not conduct, any business, nor does Dorks have any employees, contractual relationships or other obligations, other than this Agreement.

Section 3.5.    Status of Assets

(a)    As of the date hereof and at the Closing, no person has any interest in or claim to any of the assets listed in Schedule 3.3. All of such assets were the sole and exclusive property of Zeus immediately prior to their transfer to Dorks.

(b)    The transfer of the assets from Zeus to Dorks, which are listed in Schedule 3.3, did not constitute a fraudulent transfer, distribution or violation of any statutory provision relating to transfers from an entity to its members.

(c)    Handheld acknowledges and agrees that Zeus, Dorks and Member do not warrant any right(s) to user-submitted content which has or may appear on www.dorks.com. Zeus, Dorks and Member represent and warrant to Handheld that, as of the date of Closing, they have not received any unresolved notice of claim against them relating to a third party’s alleged rights in user submitted content appearing on www.dorks.com.

Section 3.6.    Traffic Statistics Reports

The Dorks.com website traffic statistic reports provided to Handheld by Zeus and Member are, to the best knowledge of Zeus and Member, true and correct representations of actual results realized for the periods covered by such reports, as reported by Webalizer and Zeus's Internal Traffic Stats program.

ARTICLE IV.
CONDITIONS TO MEMBER’S AND ZEUS’ OBLIGATIONS

The obligation of the Member and Zeus to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Zeus) of each of the following conditions on or prior to the Closing Date:

Section 4.1.    Transaction Documents.

Handheld shall have executed and delivered to Zeus this Agreement, the Escrow Agreement, the Promissory Note, the Security Agreement, and the Registration Rights Agreement in the form attached hereto as Exhibit D (the ‘‘Registration Rights Agreement’’).

Section 4.2.    Employment Agreement.

Handheld shall have agreed to engage John Kowal on substantially the terms set forth in that Employment Agreement attached hereto as Exhibit E (the ‘‘Employment Agreement’’).

Section 4.3.    Opinion of Counsel.

Zeus shall have received an opinion of Niesar Curls Bartling & Whyte LLP, counsel to Handheld, substantially in the form attached hereto as Exhibit F (‘‘Purchaser’s Opinion of Counsel’’).

Section 4.4.    Zeus License Agreement.

Handheld shall have executed and delivered to Zeus the Zeus Technology License Agreement in the form attached hereto as Exhibit H (‘‘Zeus License Agreement’’).

ARTICLE V.
CONDITIONS TO HANDHELD’S OBLIGATIONS

The obligation of Handheld to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Handheld) of each of the following conditions on or prior to the Closing Date:

Section 5.1.    Corporate Documents.

(a)    Handheld shall have received from Zeus certified copies of its articles of organization, a certified copy of its executed operating agreement and any amendments thereto, a certificate of good standing from the Secretary of State of the state of Delaware and a written consent from the members (if the Member is not the only member thereof) of Zeus approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

(b)    Handheld shall have received from Zeus certified copies of the articles of organization of Dorks, a certified copy of the executed operating agreement of Dorks and any amendments thereto, a certificate of good standing from the Secretary of State of the State of Washington and a written consent from the members (if the Member is not the only member thereof) of Dorks approving the execution and delivery of this Agreement and the other Transaction Documents (where applicable) and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 5.2.    Employment.

John Kowal shall have agreed to accept employment by Handheld on substantially the terms set forth in the Employment Agreement.

Section 5.3.    Opinion of Counsel.

Handheld shall have received an opinion of Helsell Fetterman, LLP, counsel to Zeus, substantially in the form attached hereto as Exhibit G (‘‘Zeus’ Opinion of Counsel’’).

Section 5.4.    Transaction Documents.

Zeus and the Member shall have executed and delivered to Handheld this Agreement, the Escrow Agreement, the Security Agreement, the Registration Rights Agreement, and the Employment Agreement (as applicable).

Section 5.5.    Resignations.

Handheld shall have received the resignations, effective as of the Closing Date, of each of the managers and any officers of Dorks.

Section 5.6    Zeus License Agreement.

Zeus shall have executed and delivered to Handheld the Zeus License Agreement.

ARTICLE VI.
THE CLOSING

Section 6.1.    The Closing.

The Closing of the transactions contemplated hereby (the ‘‘Closing’’) shall be held on November 13, 2006 (the ‘‘Closing Date’’) or at such other time as the parties may mutually agree. The Closing shall be held at the offices of Niesar Curls Bartling & Whyte LLP, 90 New Montgomery Street, 9th Floor, San Francisco, CA 94105 or at such other place as the parties may mutually agree. Alternatively, the parties may mutually agree that the Closing may occur by mail, fax, overnight courier or a combination thereof. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

ARTICLE VII.
INDEMNIFICATION

Section 7.1.    Survival.

All of the representations and warranties of Zeus and the Member contained in Article III of this Agreement or in any certificate delivered by Zeus and the Member pursuant to this Agreement shall survive the Closing and continue in full force and effect until the first (1st) anniversary of the Closing Date.

Section 7.2.    Indemnification Provisions for Benefit of Handheld.

(a)    In the event that Zeus breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Zeus pursuant hereto and provided that, as to any claim for breach of representations or warranties, Handheld makes a written claim for indemnification against Zeus within the applicable survival period, if applicable, then Zeus agrees to indemnify Handheld and its Affiliates from and against all Damages Handheld and its Affiliates suffer resulting from or arising out of such event; provided, however, that Zeus shall not have any obligation to indemnify Handheld from and against any such Damages until Handheld has suffered aggregate Damages by reason of all such breaches in excess of ten thousand dollars ($10,000) USD and then only to the extent of Damages in excess of said ten thousand dollars ($10,000) USD; provided further that no claim may be made by Handheld under this Section unless the total of the Damages associated with any single event or occurrence triggering an indemnification claim exceeds ten thousand dollars ($10,000) USD. In any event, the maximum amount that Zeus shall be required to pay as to all claims made under this Section shall be equal to the lesser of one million five hundred thousand dollars ($1,500,000) USD, or the actual consideration received by Zeus pursuant to this Agreement as of the date of Zeus’ payment of such indemnification claim, and the payment of which shall first be satisfied (A) by a setting off of such amounts against all or any portion of the remaining amounts due under the Promissory Note, and then (B) from funds held in Escrow.

Section 7.3.    Matters Involving Third Parties.

(a)    If any third party notifies a party to this Agreement (the ‘‘Indemnified Party’’) with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against another party to this Agreement (the ‘‘Indemnifying Party’’) under this Article VII, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b)    Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

(c)    The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party), and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d)    Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article VII.

(e)    The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article VII for fifteen days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party.

(f)    The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 7.4.    Certain Additional Provisions Relating to Indemnification.

(a)    After the Closing Date, the indemnification provisions set forth in this Article VII shall constitute the sole and exclusive recourse and remedy available to Handheld with respect to the breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, except for actual fraud.

(b)    All payments by an Indemnifying Party under this Article VII shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

Section 8.1.    Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Member and to Handheld at the addresses indicated below:

If to Zeus:	John Kowal 4714 – 54th Ave. South Seattle, WA 98118

With a copy to: (which shall not constitute notice)	Helsell Fetterman, LLP 1001 Fourth Avenue, Suite 4200 Seattle, WA 98154 ATTN: Mark Rising, Esq. Fax: (206) 340-0902

If to Member:	John Kowal 4714 – 54th Ave. South Seattle, WA 98118

With a copy to: (which shall not constitute notice)	Helsell Fetterman, LLP 1001 Fourth Avenue, Suite 4200 Seattle, WA 98154 ATTN: Mark Rising, Esq. Fax: (206) 340-0902

If to Handheld:	Handheld Entertainment, Inc. ATTN: Jeffrey Oscodar 539 Bryant Street, Suite 403 San Francisco, CA 94107 Fax:

With a copy to: (which shall not constitute notice)	Niesar Curls Bartling & Whyte, LLP 90 New Montgomery Street, 9th Floor San Francisco, CA 94105 Attn: Gerald V. Niesar, Esq. Fax: (415) 882-5400

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

Section 8.2.    Amendments.

The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

Section 8.3.    Announcements.

All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Handheld and Zeus (not to be unreasonably withheld or delayed) prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

Section 8.4.    Expenses.

Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.5.    Entire Agreement.

This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, including without limitation the Letter of Intent, dated October 26, 2006, between Handheld and Dorks, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 8.6.    Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8.7.    Counterparts.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 8.8.    Governing Law; Jurisdiction.

(a)    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed therein without regard to principles of conflicts of law.

(b)    Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

Section 8.9.    Construction; Interpretation.

The parties have negotiated the provisions of this Agreement, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means ‘‘including but not limited to’’; (c) ‘‘or’’ is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) ‘‘$’’ means the currency of the United States of America.

Section 8.10.    Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 8.11.    Specific Performance.

Without limiting or waiving in any respect any rights or remedies of the parties under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

MEMBER
/s/ John Kowal JOHN KOWAL
ZEUS	ZEUS PROMOTIONS, LLC
By: /s/ John Kowal Name: John Kowal Title: VP Business Development
HANDHELD	HANDHELD ENTERTAINMENT, INC.
By: /s/ Jeff Oscodar Name: Jeff Oscodar Title: President

Schedule 3.3

Assets & Liabilities

1.	List of assets without current liabilities owned by Dorks LLC:
Dorks.com domain
Dorks.com Beta CMS, Current CMS
Dorks.com Newsletter Software
Dorls.com (typo)
Dorksnewsletter.com
Dorksnewsletters.com
User Submitted content for Dorks.com
Design for Dorks.com, Future Beta Design in Development for Dorks.com
Dorks.com mySQL Database (included with CMS, just defining it here)
Dorks.com Newsletter subscribers.

2.	List of assets with current liabilities owned by Dorks LLC:
Port25 license, yearly at 981.25
Bonded Sender whitelist at 1000.00 a year (or so, depends on volume)
Rental of newsletter server 299.00 a month
Rental of Cogent line 1250.00 a month (250 for line redundancy)
Space in rack for dorks.com server 45$ a month

Schedule 3.4

Business Conducted; Employees/Contractors
Except as set forth on Schedule 3.3, none.